Exhibit 99.2
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JANUARY 22, 2009

CONTACTS:
MARTHA A. BURGER SENIOR VICE PRESIDENT – HUMAN & CORPORATE RESOURCES (405) 935-9242 martha.burger@chk.com	JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION AGAIN NAMED TO FORTUNE
LIST OF “100 BEST COMPANIES TO WORK FOR”

OKLAHOMA CITY, OKLAHOMA, JANUARY 22, 2009 – FORTUNE magazine announced today that Chesapeake Energy Corporation (NYSE:CHK) has once again been named one of the 100 best companies to work for in the U.S. The full list and related stories will appear in the February 2 issue of FORTUNE, which will be available on newsstands Monday, January 26, and now at www.fortune.com/bestcompanies.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are very pleased to have been selected again this year as one of the 100 best places to work in America.  I am very proud of the culture and workplace environment that we have created in which our employees can grow and prosper.  We have accomplished great things together and I am looking forward to a very bright future for Chesapeake and for natural gas.”

Martha A. Burger, Chesapeake’s Senior Vice President – Human & Corporate Resources, added, “This award is a testament to our 7,600 employees and their effort, expertise and dedication in creating the nation’s number one producer of clean and affordable American natural gas.  We are proud to accept this honor on their behalf.”

A driving factor for the companies on this year’s list is that they excel at creating jobs.  Of the 100 companies on the 2009 list, 73 are currently hiring.

In his FORTUNE.com blog, Managing Editor Andy Serwer, writes, “No matter what happens with the economy, the demand for talent will remain.  Great companies know that super-motivated, happy, world-class employees are an incredible competitive advantage.”

To pick the “100 Best Companies to Work For,” FORTUNE works with Robert Levering and Milton Moskowitz of the Great Place to Work® Institute – a global research and consulting firm with offices in 30 countries – to conduct the most extensive employee survey in corporate America.

More than 81,000 employees from 353 companies responded to the 57-question survey created by the Institute.  Two-thirds of a company’s score is based on the survey, which is sent to a minimum of 400 randomly selected employees.  The remaining third is based on a company’s responses to the Culture Audit questionnaire, which asks detailed questions about demographics, pay and benefits, and open-ended questions on philosophy, communication and more.

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States. Further information is available at www.chk.com.